EXHIBIT 10.1

VOTING AGREEMENT

This VOTING AGREEMENT dated as of April 20, 2016 (“Voting Agreement”), is made by and among Glacier Bancorp, Inc. (“GBCI”), Glacier Bank, a wholly owned subsidiary of GBCI (“Glacier Bank”), Treasure State Bank (“TSB”) and the undersigned, each of whom is a director and shareholder of TSB (each, a “Shareholder”).

RECITAL

As an inducement for GBCI and Glacier Bank to enter into the Agreement and Plan of Merger (the “Merger Agreement”), dated on or about April 20, 2016, with TSB, pursuant to which TSB will merge with and into Glacier Bank (the “Merger”), each Shareholder, for such Shareholder and his, her or its heirs and legal representatives, is entering into this Voting Agreement. This Voting Agreement will be effective immediately upon the signing of the Merger Agreement.

Each Shareholder hereby agrees as follows:

AGREEMENT

1.	Voting and Other Matters. Each Shareholder will vote or cause to be voted all shares of TSB’s common stock (the “Shares”) that such Shareholder beneficially owns (i.e., has the power to vote or direct the voting of) in favor of approval of the Merger Agreement and the Merger. In addition, each Shareholder who is also a director of TSB (“Director”) will (a) recommend to the shareholders of TSB that they approve the Merger Agreement and the Merger, and (b) refrain from any actions or omissions inconsistent with the foregoing, except as otherwise required by law, including, without limitation, the Director’s fiduciary duties to TSB and its shareholders.

2.	Beneficial Ownership. On the date hereof, each shareholder represents and warrants, severally but not jointly, that the Shares set forth opposite such Shareholder’s name on Attachment A (the “Owned Shares”) are owned of record or beneficially by the Shareholder in the manner reflected thereon, include all of the Shares owned of record or beneficially by each Shareholder, and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests, except (if applicable) as set forth on Attachment A, which encumbrances or other items do not affect in any respect the ability of Shareholder to perform Shareholder’s obligations under this Voting Agreement. As of the date hereof, each Shareholder has, and at any meeting of TSB’s shareholders in connection with the Merger Agreement and the transactions contemplated thereby, each Shareholder will have (except as otherwise permitted by this Voting Agreement), sole voting power and sole dispositive power with respect to all of the Owned Shares, except as otherwise reflected on Attachment A.

3.

No Transfer. Until the earlier to occur of (a) the consummation of the Merger or (b) the termination of the Merger Agreement, no Shareholder will sell, transfer, or permit a lien or other encumbrance to be created with respect to, or grant any proxy in respect of (except for proxies solicited by the board of directors of TSB in connection with the TSB shareholders’ meeting at which the Merger is presented for shareholder approval) any of the Owned Shares, unless all other parties to any such sale or other transaction enter into an agreement in form and substance satisfactory to GBCI embodying the benefits and rights contained in this Voting Agreement.

4.	Miscellaneous.

a.	Individual Obligations. The obligations of each of the signatories to this Voting Agreement are independent of one another and are not intended to be joint obligations of the undersigned. This Non-Compete Agreement is intended to be enforceable by GBCI or Glacier Bank against each Shareholder individually.

b.	Severability. If any provision of this Voting Agreement or the application of such provision to any person or circumstances is held invalid or unenforceable by a court of competent jurisdiction, such provision or application will be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Voting Agreement, will not be affected.

c.	Reformation. If any court determines that the obligations and restrictions set forth in this Voting Agreement are unenforceable, then the parties request such court to reform any unenforceable provisions to the maximum obligations or restrictions, term, and scope, as applicable, that such court finds enforceable.

d.	Expenses. Except as otherwise may be agreed in writing, all costs, fees and expenses incurred in connection with this Voting Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs, fees and expenses.

e.	Amendments; Waivers. Any provision of this Voting Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by GBCI and the Shareholder to be bound by such amendment, and (ii) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power, or privilege under this Voting Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

f.	Governing Law; Venue; Jurisdiction. This Voting Agreement will be deemed a contract made under, and for all purposes will be construed in accordance with, the laws of the State of Montana. Venue of any legal action or proceeding between the parties related to this Voting Agreement shall be in Flathead County, Montana, and the parties consent to the personal jurisdiction of the courts of the State of Montana and the federal courts located in Montana. The parties hereto each agree not to claim that Flathead County, Montana, is an inconvenient place for trial.

g.	Remedies. The parties agree that any breach of this Voting Agreement will entitle GBCI to injunctive relief and/or specific performance, as well as to any other legal or equitable remedies it may be entitled to, it being agreed that money damages alone would be inadequate to compensate the non-breaching party for such breach. The rights and remedies of the parties to this Voting Agreement are cumulative and not alternative.

h.	Termination of Agreement. This Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier to occur of (i) the Effective Time; or (ii) the termination of the Merger Agreement in accordance with its terms.

i.	Defined Terms. Unless otherwise defined herein, capitalized terms used in this Voting Agreement have the meaning assigned to them in the Merger Agreement.

j.	Counterparts. This Voting Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

[Signatures appear on following page.]

This Voting Agreement is signed as of April 20, 2016.

GLACIER BANCORP, INC.	TREASURE STATE BANK

By	By
Michael J. Blodnick President and Chief Executive Officer	James A. Salisbury Chairman and CEO

GLACIER BANK

By
Michael J. Blodnick Chief Executive Officer

SHAREHOLDERS

James A. Salisbury, Chairman	J. Richard Orizotti

Mark Burnham, Vice Chairman	Ronald Premuroso, Ph.D.

Fred G. Carl, III	Ray Round

Stan Jenne, Ph.D.

[Signature Page to Voting Agreement]

ATTACHMENT A

Name	Nature of Ownership	Shares

A-1